EXHIBIT 99.16


TUESDAY, JULY 19, 2005

PRESS RELEASE

SOURCE: Cord Blood America, Inc.

CORD BLOOD AMERICA PROVIDES CORPORATE UPDATE TO SHAREHOLDERS

LOS ANGELES, CA, JULY 19, 2005 - Cord Blood America, Inc. (OTC BB: CBAI), an umbilical cord blood stem cell preservation company, is pleased to provide this second installment in a series of Corporate Updates. The purpose of this information campaign is to provide both Cord Blood America investors and the investment community as a whole with a comprehensive overview of the Company, its services and its industry during a time of rapid growth and development.

In this corporate update, our focus is on the outlook for the umbilical cord blood Industry.

GENERAL

The industry has seen significant growth over the past year, as education and awareness about the benefits of preserving umbilical cord blood proliferates among expectant parents and the general populous. A significant catalyst took place on May 24, 2005 when the House of Representatives, by a virtually unanimous vote, passed Bill HR-2520. The bill promises to boost research using adult stem cells, bone marrow, and cells from umbilical cord blood. The bill also served to differentiate the benefits of using stem cells from acceptable umbilical cord blood, as opposed to the controversial use of embryonic stem cells. Cord Blood America only preserves stem cells from umbilical cord blood. Through potential creation of alliances, Cord Blood America may position itself to be a beneficiary of Bill HR 2520. In addition, the Company may indirectly be the beneficiary of any new developments from the research firms involved with the bill.

The cord blood industry is estimated to be valued at $250M in 2005. According to the latest census numbers, there were 4.18 Million births in the United States this past year. The mission of Cord Blood America is to significantly raise education and awareness levels among expectant parents, leading to the selection of Cord Blood America over other competitors. The Company's recently released first quarter financials clearly indicate Cord Blood America is succeeding in accomplishing this goal. First Quarter 2004 revenues increased 201% compared to First Quarter 2003.

The industry is already receiving significant news coverage and awareness on all levels:

Political - Through the passing of Bill HR-2520 Consumer - Over 70 diseases can now be treated by stem cells
Business - The industry continues to grow quarter over quarter, while Cord Blood America has posted nine straight quarters of growth that surpass industry levels. This unequivocally demonstrates Cord Blood America is growing in terms of both revenues and market share.


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KEYS TO SUCCESS

Cord Blood America has many advantages over current competitors and companies that want to enter this industry. Its main keys to success are as follows:

          o    Licensed by PharmaStem Inc. - Patent Holder to Stem Cell
               Preservation
          o Partnered with an AABB (American Association of Blood Banks) Certified Lab, that serves as the single exclusive processing and storage facility for the Company.

               a) The samples from their partner laboratory have resulted in 34 Successful Transplants
               b) The lab has been in existence for over 50 years and have been specializing in Cord Blood Storage since 1996
               c)   Provides a Fixed Cost of Good Sold (COGS)

          o Partnered with the industry's premier medical courier providing the company with 24 x7 service throughout the U.S. and a fixed COGS
          o    Fully dedicated sales and customer service team
          o Ability to monetize parent database with other products and services creating a complete marketing effort o Management team has been together for 10 years, creating shareholder value for various companies o Well financed for short and long term growth
               o Less than 1% of customers have defaulted on payment of contracts, showing the long term viability of the annual contracts
          o Recent appointment of Gayl Rogers Chrysler, National Director of Operations, Cord Blood Program for the National American Red Cross to our board of directors serves as significant third-party validation that Cord Blood America will be a leader in this space

NEW REVENUE STREAMS AND ACQUISITION STRATEGY

The barriers to entry in this industry are now significantly high and include, amongst other things, large start up costs, the need for a PharmaStem license to use core technology and the markets unwillingness to accept new entrants.

Theses barriers will help Cord Blood America expand its business through internal growth, acquisitions and new revenue streams.

New Revenue Streams - Although the company continues to focus on the end user, Cord Blood America launched its B2B model, Cord Blood America Professional Services, in November of 2004.

Acquisitions - The plan is to aggressively consolidate the market. Specifically, there are presently a number of small "boutique" operations in this space that appear to be feeling the pressure of the above mentioned barriers, thereby, presenting Cord Blood America with an opportunity to absorb these operations, eliminating duplication and creating am efficient and formidable market leaders. The Company expects any such roll up will result in the existence of 5-6 major players, with Cord Blood America taking one of the leadership positions.

Internal Growth - In addition to the internal sales team, the Company has, and will continue to aggressively add a field sales force and contract employees to build relationships with other channels, including physicians, hospitals and clinics. The company has also announced their Partner's Circle Program (Press Release dated July 6, 2005) to increase referrals.

This press release is available on the Cord Blood America IR HUB for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com/IR/CordBloodAmerica . Alternatively, investors are asked to e-mail all questions and correspondence to CBAI@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

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ABOUT CORD BLOOD AMERICA

Cord Blood America (OTC BB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

INVESTOR RELATIONS

AGORA Investor Relations
http://www.agoracom.com/IR/CordBloodAmerica
http://www.cordblood-america.com
CBAI@agoracom.com